Exhibit 99.1

Alliance Laundry Holdings LLC Reports 2008 Sales and Earnings

RIPON, Wis.--(BUSINESS WIRE)--March 10, 2009--Alliance Laundry Holdings LLC announced today results for the year ended December 31, 2008.

Net revenues for full year 2008 increased $17.0 million, or 3.8%, to $460.3 million from $443.3 million for the full year 2007. Our net income for 2008 was $15.5 million as compared to $9.9 million for 2007. Adjusted EBITDA (see “About Non-GAAP Financial Measures” below) for 2008 increased $3.5 million to $72.0 million from $68.5 million for 2007.

The overall net revenue increase of $17.0 million was attributable to $20.5 million of higher commercial laundry revenues, $3.4 million of higher consumer laundry revenue and $0.8 million of higher service parts revenue, which were partially offset by $5.7 million of lower sales from our European Operations and higher worldwide sales eliminations of $2.0 million.

The overall net income increase of $5.6 million was primarily attributable to higher gross profit of $7.9 million, lower interest expense of $4.0 million and a lower provision for income taxes of $0.4 million, which were partially offset by higher selling, general and administrative expense of $3.3 million and higher securitization, impairment and other costs of $3.4 million.

In announcing the Company’s results, CEO Thomas F. L’Esperance said, “We are very proud to announce both record revenues and earnings for Alliance, particularly in light of the extremely weak global economy. As well, as a result of our control over capital spending and working capital, we reduced our funded debt by $30.6 million, reflecting the outstanding ability of our business to generate free cash flow.”

L’Esperance concluded, “We experienced a drop in global demand for our products during the fourth quarter of 2008, and we do not expect market conditions to improve in the near term. In anticipation of this continuing environment, we immediately took steps to reduce both our workforce and spending. Overall, we are confident that our strong market position, continued focus on our strategic priorities and our ability to further reduce costs will enable Alliance to manage the current economic challenges while maintaining our commitment to long-term profitable growth.”

About Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in our Senior Credit Facility are tied to ratios based on these measures. “EBITDA” represents net income (loss) before interest expense, income tax (provision) benefit and depreciation and amortization (including non-cash interest income), and “Adjusted EBITDA” (as defined under the Senior Credit Facility) is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Our Senior Credit Facility requires us to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum Adjusted EBITDA to cash interest expense. To the extent that we fail to maintain either of these ratios within the limits set forth in the Senior Credit Facility, our ability to access amounts available under our Revolving Credit Facility would be limited, our liquidity would be adversely affected and our obligations under the Senior Credit Facility could be accelerated. In addition, any such acceleration would constitute an event of default under the indenture governing the Senior Subordinated Notes (the “Notes Indenture”), and such an event of default under the Notes Indenture could lead to an acceleration of our obligations under the Senior Subordinated Notes. A reconciliation of EBITDA and Adjusted EBITDA with the most directly comparable GAAP measure is included below for the twelve months ended December 31, 2008 along with the components of EBITDA and Adjusted EBITDA.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch®, IPSO®, and Cissell®, we produce a full line of commercial washing machines and dryers with load capacities from 12 to 200 pounds. We have been a leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With the addition of our European operations and Alliance Laundry’s export sales to Europe, we believe that we are also a leader in the European stand-alone commercial laundry equipment industry.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company’s reports, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2008.

Financial information for Alliance Laundry Holdings LLC appears on the next five pages for the years ended December 31, 2008 and 2007.

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$ 14,314	$ 10,594
Accounts receivable (net of allowance for doubtful accounts of
$1,067 and $1,182 at December 31, 2008 and 2007, respectively)	13,775	13,406
Inventories, net	59,810	57,609
Beneficial interests in securitized accounts receivable	28,168	29,046
Deferred income tax asset, net	4,730	2,481
Prepaid expenses, restricted cash and other assets	2,537	2,634
Total current assets	123,334	115,770

Notes receivable, net	4,666	3,601
Property, plant and equipment, net	69,099	71,925
Goodwill	182,464	183,865
Beneficial interests in securitized financial assets	30,740	21,895
Deferred income tax asset, net	7,713	7,068
Debt issuance costs, net	6,202	8,146
Intangible assets, net	141,563	148,017
Total assets	$ 565,781	$ 560,287

Liabilities and Member(s)' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$ 576	$ 601
Revolving credit facility	-	-
Accounts payable	33,973	26,111
Other current liabilities	44,783	38,763
Total current liabilities	79,332	65,475

Long-term debt and capital lease obligations	310,152	341,187
Deferred income tax liability, net	5,485	6,044
Other long-term liabilities	24,934	6,343
Total liabilities	419,903	419,049
Commitments and contingencies
Member(s)' equity	145,878	141,238
Total liabilities and member(s)' equity	$ 565,781	$ 560,287

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Net revenues:
Equipment and service parts	$ 451,039	$ 435,229	$ 359,755
Equipment financing, net	9,302	8,079	6,313
Net revenues	460,341	443,308	366,068
Cost of sales	341,743	332,592	282,279
Gross profit	118,598	110,716	83,789

Selling, general and administrative expenses	63,339	59,965	50,995
Securitization, impairment and other (income) costs, net	2,609	(750)	7,150
Total operating expenses	65,948	59,215	58,145
Operating income	52,650	51,501	25,644

Interest expense	30,658	34,747	31,177
Other expense, net	-	-	417
Income (loss) before taxes	21,992	16,754	(5,950)
Provision (benefit) for income taxes	6,470	6,885	(2,540)

Net income (loss)	$ 15,522	$ 9,869	$ (3,410)

ALLIANCE LAUNDRY HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$ 15,522	$ 9,869	$ (3,410)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	18,607	19,218	21,676
Non-cash interest expense	2,503	1,555	424
Non-cash loss on commodity & foreign exchange contracts, net	910	752	-
Non-cash executive unit compensation	1,770	631	(74)
Deferred income taxes	3,629	3,541	(3,746)
Non-cash trademark impairment	-	-	2,431
Non-cash inventory expense	-	-	3,193
Other, net	1,260	111	175
Changes in assets and liabilities:
Accounts receivable	(1,775)	11,814	9,975
Inventories	(2,918)	(4,764)	(5,065)
Other assets	(8,111)	(3,038)	(9,635)
Accounts payable	8,380	(2,455)	6,402
Other liabilities	1,693	(5,499)	560
Net cash provided by operating activities	41,470	31,735	22,906

Cash flows used in investing activities:
Capital expenditures	(8,762)	(8,338)	(6,150)
Transfer to restricted cash	(500)	-	-
Acquisition of businesses, net of cash acquired	-	-	(82,308)
Proceeds on disposition of assets	16	1,211	1,421
Net cash (used in) investing activities	(9,246)	(7,127)	(87,037)

Cash flows (used in) provided by financing activities:
Principal payments on long-term debt	(30,605)	(34,573)	(13,123)
Proceeds from promissory notes	-	-	1,000
Proceeds from senior term loan	-	-	60,000
Member contributions	2,806	9,385	23,493
Repurchase of common stock	-	-	(50)
Debt financing costs	-	-	(1,335)
Net cash (used in) provided by financing activities	(27,799)	(25,188)	69,985

Effect of exchange rate changes on cash and cash equivalents	(705)	(47)	292

Increase (decrease) in cash and cash equivalents	3,720	(627)	6,146
Cash and cash equivalents at beginning of period	10,594	11,221	5,075
Cash and cash equivalents at end of period	$ 14,314	$ 10,594	$ 11,221

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 26,907	$ 30,069	$ 28,642
Cash paid for income taxes	1,508	2,441	687

Reconciliation of Net income to EBITDA and Adjusted EBITDA, and reconciliation of Adjusted EBITDA to Net Cash Provided by (Used in) Operating Activities for the Twelve Months Ended December 31, 2008 and 2007 (Dollars in Thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Net income	$ 15,522	$ 9,869
Provision for income taxes	6,470	6,885
Interest expense	30,658	34,747
Depreciation and amortization (a)	18,607	19,218
Non-cash interest income included in amortization above	(1,944)	(2,172)
EBITDA	69,313	68,547
Finance program adjustments (b)	(2,624)	(2,159)
Other non-recurring charges (c)	2,609	2,364
Other non-cash charges (d)	2,680	(222)
Adjusted EBITDA	71,978	68,530

Interest expense	(30,658)	(34,747)
Non-cash interest income included in amortization above	1,944	2,172
Other non-cash interest	2,503	1,555
Finance program adjustments (b)	2,624	2,159
Other non-recurring charges (c)	(2,609)	(2,364)
Cash taxes paid and payable	(2,841)	(3,344)
Other, net	1,260	1,716
Changes in assets and liabilities	(2,731)	(3,942)
Net cash provided by operating activities	$ 41,470	$ 31,735

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges are described as follows:

  Other non-recurring charges in 2008 consist of $1.3 million of expenses related to the Cissell Pension Plan termination, $1.0 million of costs associated with the layoff of approximately 60 salaried associates during the fourth quarter of 2008, $0.4 million of legal fees related to the Lehman bankruptcy and replacement of the asset backed facility and $(0.1) million of costs associated with the closure of the Marianna, Florida production facility. These costs are included in the securitization, impairment and other (income) costs line of our consolidated statements of income (loss).
  Other non-recurring charges in 2007 are comprised of a periodic accrual of $0.1 million under the one time retention bonus agreement with certain management employees, $1.4 million of investigatory and audit costs related to the restatement of our financial statements which are included in the selling, general and administrative expense line of our consolidated statements of income (loss) and $0.9 million of costs associated with the closure of the Marianna, Florida production facility which are included in the securitization, impairment and other (income) costs line of our consolidated statements of income (loss).

(d) Other non-cash charges are described as follows:

  Other non-cash charges in 2008 are comprised of $0.9 million of non-cash mark to market losses relating to nickel and foreign exchange hedge agreements, which is included in the cost of sales line of our consolidated statements of income (loss), and $1.8 million of expense related to management incentive stock options, which is included in the selling, general and administrative expenses line of our consolidated statements of income (loss).
  Other non-cash charges in 2007 are comprised of $0.7 million of non-cash mark to market losses relating to nickel and foreign exchange hedge agreements, which is included in the cost of sales line of our consolidated statements of income (loss), $0.6 million of expense related to management incentive stock options, which is included in the selling, general and administrative expenses line of our consolidated statements of income (loss), and a one-time non-cash pension curtailment gain of $1.6 million associated with the freeze of benefit accruals for all U.S. based salaried employees effective January 1, 2009, which is included in the securitization, impairment and other (income) costs line of our consolidated statements of income (loss).

CONTACT:
Alliance Laundry Holdings LLC
Bruce P. Rounds, Vice President CFO
920-748-1634